Exhibit 99.1

NEORX REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

Management to Hold Conference Call at 12:00 p.m. (noon) ET Today

Seattle, August 3, 2004 — NeoRx Corporation (NASDAQ: NERX) today reported results for the quarter ended June 30, 2004.

NeoRx reported a net loss of $4.6 million (or $0.16 diluted loss per share on a loss applicable to common shares of $4.7 million) for the second quarter of 2004, compared with net income of $5.3 million ($0.18 diluted income per share on income applicable to common shares of $5.2 million) for the second quarter of 2003.  The Company reported a net loss of $9.5 million ($0.33 diluted loss per share on a loss applicable to common shares of $9.8 million) for the six months ended June 30, 2004, compared with net income of $1.2 million ($0.03 diluted income per share on income applicable to common shares of $1.0 million) for the six months ended June 30, 2003.  The three and six month periods in 2003 include income of $10 million from licensing certain non-core intellectual property.

“We are moving forward with the development of our two innovative cancer therapeutics, both of which have many potential indications,” said Jerry McMahon, PhD, Chairman and CEO of NeoRx.  “We have submitted to the US Food and Drug Administration (FDA) a protocol for a phase II study of STR™ (Skeletal Targeted Radiotherapy) in metastatic breast cancer and we continue to progress with our phase III trial for multiple myeloma.  Last month, we met with the FDA’s Division of Oncology Drug Products regarding Nexplatin, our newly acquired platinum-based drug.  We expect to file an IND application for Nexplatin later this year for a phase II study in lung cancer and a phase I/II study in colorectal cancer.”

Revenue for the second quarter of 2004 was $0.5 million, compared with $10.2 million for the second quarter of 2003.  Revenue for the six months ended June 30, 2004 was $1.0 million, compared with $10.3 million for the six months ended June 30, 2003.  Revenue for the second quarter and the first six months of 2004 consisted of milestone payments from Boston Scientific Corporation.  Revenue for the second quarter and the first six months of 2003 consisted of $10.0 million from the assignment and license to Boston Scientific Corporation of certain non-core intellectual property and revenue from a facilities lease agreement.

Total operating expenses for the second quarter of 2004 increased 4% to $5.1 million, from $4.9 million for the second quarter of 2003, and increased 18% to $10.6 million for the six months ended June 30, 2004, from $8.9 million for the same period in 2003.

Research and development expenses increased 14% to $3.1 million for the second quarter of 2004, from $2.7 million for the second quarter of 2003, and increased 29% to $6.9 million for the six months ended June 30, 2004, from $5.3 million for the same period in 2003.  The increase in R&D expenses for the second quarter of 2004 resulted from increased costs associated with operating the Company’s radiopharmaceutical manufacturing facility in Denton, Texas near normal levels and clinical site initiation costs related to the STR phase III trial.

General and administrative expenses decreased 8% to $2.0 million for the second quarter of 2004, compared with $2.2 million for the second quarter of 2003, and increased 2% to

$3.7 million for the six months ended June 30, 2004, from $3.6 million for the same period in 2003.  The decrease in G&A costs for the second quarter of 2004 relates primarily to lower personnel costs, net of a non-cash charge taken by the Company in connection with the amendment of certain stock options.

Cash and investment securities as of June 30, 2004 were $27.2 million, compared with $27.5 million at December 31, 2003.  The Company believes that its existing cash will cover its anticipated working capital and capital requirements with respect to its STR programs at least through the third quarter of 2005.  The Company will require additional funds for its Nexplatin clinical program, which currently is expected to begin in the first half of 2005.

Conference Call

Management will be hosting an investment-community conference call beginning at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) on Tuesday, August 3 to discuss the results and answer questions.

To participate in the live call by telephone, please dial (888) 803-8271 from the U.S., and for international callers, please dial (706) 634-2467.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering reservation number 9012881.

The live conference call will also be available to private investors via the Internet at www.neorx.com, and a recording of the call will be available on the Company’s Web site for 14 days following the completion of the call.

NeoRx, a cancer therapeutics development company, opened enrollment in a phase III clinical trial of STR in patients with multiple myeloma in March 2004.  In April 2004, NeoRx acquired the rights to develop, manufacture and commercialize Nexplatin, a third-generation platinum-based anti-cancer agent.  The Company plans to initiate phase II clinical studies of Nexplatin in one or more cancer indications next year.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include the availability of financing sources for the development of NeoRx’s product candidates, the progress and costs of clinical trials and the timing of regulatory approvals, the ability to successfully develop and commercialize products and the risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003 and its latest Quarterly Report on Form 10-Q.. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

Visit NeoRx at www.neorx.com.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Mike Jackson	Jody Cain (jcain@lhai.com)
(206) 281-7001	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

(Tables to follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

REVENUES	$508	$10,190	$1,008	$10,306
OPERATING EXPENSES:
Research and development	3,109	2,728	6,891	5,339
General and administrative	2,004	2,168	3,681	3,600
Total operating expenses	5,113	4,896	10,572	8,939

Income (loss) from operations	(4,605)	5,294	(9,564)	1,367
Other income, net	23	34	52	34
Net income (loss) before cumulative effect of change in accounting principle	(4,582)	5,328	(9,512)	1,401

Cumulative effect of change in accounting principle	—	—	—	190
Net income (loss)	(4,582)	5,328	(9,512)	1,211

Preferred stock dividends	(125)	(125)	(250)	(250)
Income (loss) applicable to common shares	$(4,707)	$5,203	$(9,762)	$961

Earnings (loss) per share:
Basic:
Before cumulative effect of change in accounting principle	$(0.16)	$0.19	$(0.33)	$0.04
Cumulative effect of change in accounting principle	—	—	—	—
Income (loss) applicable to common shares	$(0.16)	$0.19	$(0.33)	$0.04

Diluted:
Before cumulative effect of change in accounting principle	$(0.16)	$0.18	$(0.33)	$0.03
Cumulative effect of change in accounting principle	—	—	—	—
Income (loss) applicable to common shares	$(0.16)	$0.18	$(0.33)	$0.03

Shares used in calculation of loss per share:
Basic	30,358	27,009	29,639	26,913
Diluted	30,358	28,420	29,639	27,777

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2004	December 31, 2003
ASSETS:
Cash and investment securities	$27,216	$27,501
Facilities and equipment, net	7,295	7,471
Licensed products	1,958	—
Other assets, net	277	719
Total assets	$36,746	$35,691

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,214	$2,089
Long-term liabilities	4,051	4,112
Shareholders’ equity	30,481	29,490
Total liabilities and shareholders’ equity	$36,746	$35,691

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